Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the current report on Form 8-K of SecureTech Innovations, Inc. of our report dated 12 June 2025 with respect to our audit of the consolidated financial statements of ZHEJIANG JIZHU TECHNOLOGY COMPANY LIMITED and its subsidiaries as of 31 December 2024 and 2023, and for the respective years then ended. We also consent to the use of our report of the consolidated unaudited financial statements of the same entity for the period from 1 January 2025 to 31 March 2025, as well as the unaudited pro forma financial information of Aiultraprod Group Limited and its subsidiaries as of 31 March 2025, for the three months then ended, and for the year ended 31 December 2024.

GARY CHENG CPA LIMITED

Hong Kong, People's Republic in China
Date: 24 June 2025